Exhibit 99.1

SINSIN RENEWABLE INVESTMENT LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Independent Auditors’ Report

The Board of Directors

Sinsin Renewable Investment Limited:

We have audited the accompanying consolidated balance sheet of Sinsin Renewable Investment Limited and its subsidiaries (the “Company”) as of December 31, 2013, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the period from May 8, 2013 (date of incorporation) to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the period from May 8, 2013 (date of incorporation) to December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Huazhen (SGP)
Shanghai, China

February 13, 2015

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

From May 8 to December 31
In Euro	2013

Revenues (note 11)	694,176
Cost of sales	(637,225)
Gross profit	56,951
Other income	33,457
Administrative expenses	(560,434)
Impairment loss on property, plant and equipment (note 7)	(3,529,699)
Other expenses	(63,135)
Operating loss	(4,062,860)
Finance costs	(1,868,298)
Loss before income taxes	(5,931,158)
Income taxes (note 8)	(15,761)
Loss for the period	(5,946,919)
Other comprehensive income for the period	-
Total comprehensive income for the period	(5,946,919)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2013

In Euro	As of December 31,
2013
ASSETS:
Property, plant and equipment (note 7)	54,832,707
Goodwill	7,312,728
Other non-current assets	8,805
Deferred tax assets (note 8)	523,008
TOTAL NON-CURRENT ASSETS	62,677,248

CURRENT ASSETS:
Trade and other receivables (note 6)	5,346,987
Cash and cash equivalents (note 5)	2,674,375
TOTAL CURRENT ASSETS	8,021,362

TOTAL ASSETS	70,698,610

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Income tax payables	710,345
Borrowings (note 9)	64,989,000
Trade and other payables (note 10)	6,805,009
TOTAL CURRENT LIABILITIES	72,504,354

NON-CURRENT LIABILITIES:

Deferred tax liabilities	4,038,174
Other non-current liabilities	3,001
TOTAL NON-CURRENT LIABILITIES	4,041,175
TOTAL LIABILITIES	76,545,529

EQUITY:
Share capital (note 14)	100,000
Accumulated losses	(5,946,919)
TOTAL EQUITY	(5,846,919)

TOTAL LIABILITIES AND EQUITY	70,698,610

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

In Euro	Share Capital	Accumulated Losses	Total

Balance at May 8, 2013 (date of incorporation)	-	-	-

Changes in equity for the period
Loss for the period	-	(5,946,919)	(5,946,919)
Other comprehensive income	-	-	-
Total comprehensive income	-	(5,946,919)	(5,946,919)

Issuance of shares	100,000	-	100,000

Balance at December 31, 2013	100,000	(5,946,919)	(5,846,919)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

From May 8, 2013 to December 31, 2013
In Euro

Cash flows from operating activities

Loss before taxation	(5,931,158)
Adjustments for:
Depreciation	228,476
Finance costs	1,868,298
Impairment loss of property plant and equipment	3,529,699

Changes in:
Trade and other receivables	(620,846)
Trade and other payables	(392,404)

Cash used in operating activities	(1,317,935)

Tax paid	-

Net cash used in operating activities	(1,317,935)

Cash flows from investing activities
Purchase of property, plant and equipment	(15,840,901)
Payment for acquisition of subsidiaries, net of cash acquired	(26,366,343)

Net cash used in investing activities	(42,207,244)

Cash flows from financing activities
Issuance of shares	100,000
Proceeds from borrowings	64,989,000
Payments of borrowings	(18,881,191)
Interest paid	(8,255)

Net cash from financing activities	46,199,554
Net increase in cash and cash equivalents	2,674,375
Cash and cash equivalents at beginning of the period	-
Cash and cash equivalents at end of the period	2,674,375

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1— REPORTING ENTITY

Sinsin Renewable Investment Limited (the “Company”) was incorporated on May 8, 2013. The address of its registered office is Strand Towers, Floor 2, 36, The Strand, Sliema SLM 1022, Malta. At December 31, 2013, the Company was a wholly-owned subsidiary of Sinsin Euro Solar Asset Limited Partnership (“Sinsin Euro”), which was a subsidiary of Xinxing Pipes Ductile Iron Pipes Co., Ltd (“Xinxing Pipes”). On December 1, 2014, 100% of the Company’s shares were purchased by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States.

These consolidated financial statements comprise the Company and its subsidiaries (collectively the “Group”). The Group’s principal activities are the development, investment and operation of Photovoltaic parks through four indirectly wholly-owned subsidiaries in Greece (the “Operating Subsidiaries”). These Operating Subsidiaries were acquired by the Company during the reporting period (see note 4 and 7).

These consolidated financial statements were authorized for issue by the Board of Directors of the Company on February 13, 2015.

NOTE 2— BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The consolidated financial statements of the Company have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the International Accounting Standards Board (“IASB”).

The accounting policies set out in note 3 have been applied in preparing the consolidated financial statements for the period from the date of the Company’s incorporation of May 8, 2013 to December 31, 2013.

The consolidated financial statements have been prepared under the historical cost convention.

The preparation of consolidated financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 18. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Group incurred a loss of Euros 5,946,919 during the period. As at December 31, 2013, the Group had net current liabilities and net liabilities of Euros 64,482,992 and Euros 5,846,919 respectively.

In view of these circumstances, the directors have given careful consideration to the future liquidity and performance of the Group and its available sources of finance in assessing whether the Group will have sufficient financial resources to continue as a going concern.

The directors believe the Group will generate sufficient cash flow and continue as a going concern on the basis that SPI, the Group’s parent company since December 1, 2014, has undertaken to provide financial support to the Group to the extent necessarily enabling it to meet its liabilities as and when they fall due prior to December 31, 2015. Accordingly, the consolidated financial statements have been prepared on a going concern basis.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

3.1     BASIS OF CONSOLIDATION

i.     Business combinations

The Company accounts for business combinations using the acquisition method when control is transferred to the Company (see note 3.1 (ii)). The consideration transferred in the acquisition is measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

ii.     Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

iii.     Non-controlling interests

Non-controlling interests (“NCI”) are measured at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition.

Changes in the Company’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

iv.     Loss of control

When the Company loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

v.     Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

3.2     GOODWILL

Goodwill represents the excess of

(i)

the aggregate of the fair value of the consideration transferred, the amount of any non-controlling interest in the acquire and the fair value of the Company’s previously held equity interest in the acquire; over

(ii)	the net fair value of the acquiree’s identifiable assets and liabilities measured as at the acquisition date.

When (ii) is greater than (i), then this excess is recognized immediately in the profit or loss as a gain on a bargain purchase.

Goodwill is stated at cost less accumulated impairment losses. Goodwill arising on a business combination is allocated to each cash-generating unit, or groups of cash-generating units, that is expected to benefit from the synergies of the combination and is tested annually for impairment (see note 3.7).

On disposal of a cash-generating unit during the year, any attributable amount of purchased goodwill is included in the calculation of the profit or loss on disposal.

3.3     CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and cash at banks with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments.

3.4     TRADE AND OTHER RECEIVABLES

Trade and other receivables are initially recognized at fair value and thereafter stated at amortized cost using the effective interest method, less allowance for impairment of doubtful debts (see note 3.7(b)), except where the receivables are interest-free loans made to related parties without any fixed repayment terms or the effect of discounting would be immaterial. In such cases, the receivables are stated at cost less allowance for impairment of doubtful debts.

3.5     FOREIGN CURRENCY TRANSACTIONS

The Company’s consolidated financial statements are presented in Euros, which is also the functional currency of the Company and its subsidiaries.

Transactions denominated in foreign currencies are translated to the functional currency of the Company and subsidiaries at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognized in profit or loss.

3.6     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses (note 3.7(a)).

Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the profit or loss as incurred. Subsequent costs are depreciated over the remaining useful life of the related asset.

Depreciation is calculated using the straight-line method to allocate the cost of the assets to their residual values over their estimated useful lives as follows:

Description	Useful life (in years)
Photovoltaic park assets	25
Fixtures and other equipment	1 to 5

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. Interest costs on borrowings specifically used to finance the construction of property, plant and equipment are capitalized during the construction period if recognition criteria are met.

3.7     IMPAIRMENT OF ASSETS

(a)     Impairment of Property, Plant and Equipment

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflect current market assessments of the time value of money and the risks specific to the assets. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are independently identifiable cash flows (cash-generating units). Impairment loss is reversed if there has been a favourable change in the estimates used in determining the recoverable amount. A reversal in impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

(b)     Impairment of Trade and Other Receivables

The Group assesses at the end of each reporting period whether there is objective evidence that trade and other receivable stated at amortized costs is impaired. Trade and other receivables is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the receivables (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the receivables that can be reliably estimated. The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

●	significant financial difficulty of the debtor;

●	a breach of contract, such as a default or delinquency in interest or principal payments;

●	significant changes in the market, economic or legal environment that have an adverse effect on the debtor.

For trade and other receivables, the impairment loss is measured as the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate, when the effect of discounting is material. The assessment is made collectively when the receivables share similar risk characteristics, such as similar past due status, and have not been individually assessed as impaired. The carrying amount of the receivables is reduced through the use of an allowance account when their recoverability are considered doubtful but not remote, and the amount of the loss is recognized in the profit and loss. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the profit or loss.

(c)     Impairment of Goodwill

Goodwill impairment are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of goodwill is compared to the recoverable amount, which is the higher of value in use and the fair value less costs to sell. Any impairment is recognized immediately as an expense and is not subsequently reversed.

3.8     TAXATION

The tax expense for the period comprises current and deferred tax. Tax is recognized in the profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in Greece. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

3.9     TRADE AND OTHER PAYABLES

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

3.10     INTEREST-BEARING BORROWINGS

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in the profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

3.11     PROVISION AND CONTINGENCIES

Provisions are recognized for other liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

3.12     REVENUE

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in profit or loss as follows.

(a)	Sales of Electricity

Revenue from the sales of electricity is recognized when electricity has been delivered on grid and is measured based on the tariff rates determined by the relevant local government authority.

3.13     RELATED PARTY

a)	A person, or a close member of that person’s family, is related to the Group if that person:

i)	has control or joint control over the Group;

ii)	has significant influence over the Group; or

iii)	is a member of the key management personnel of the Group or the Group’s parent or ultimate controlling shareholders.

b)	An entity is related to the Group if any of the following conditions applies:

i)	The entity and the Group are members of the same group;

ii)	One entity is an associate or joint venture of the other entity (or an associate of joint venture of a member of a group of with the other entity is a member);

iii)	Both entities are joint ventures of the same third party;

iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

v)	The entity is a post-employment benefit plan for the benefit of employees of the Group or an entity related to the Group;

vi)	The entity is controlled or jointly controlled by a person identified in (a);

vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity);

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

NOTE 4—ACQUISITION OF SUBSIDIARIES

On October 2, 2013, the Company completed the acquisition of 100% equity interests in Jasper PV Makedonia Production of Energiaki S.A. (“Jasper”) at a cash consideration of Euros 4,341,480. Jasper was incorporated in Greece and owned and operated 2 photovoltaic parks in Greece as of the date of acquisition.

On November 28, 2013, the Company completed the acquisition of 100% equity interests in Veltimo Ltd. (“Veltimo”), a company incorporated in Cyprus, at a cash consideration of Euros 23,801,357. Prior to the date of acquisition, Veltimo owned and operated 5 photovoltaic parks in Greece through 2 wholly-owned subsidiaries incorporated in Greece, which are Astraios Energeiaki Photovoltaic Projects A.E. and Orion Energeiaki A.E.

These acquisitions enables the Group to achieve a reasonable size of portfolio of photovoltaic parks in Greece that could facilitate the Group building up its profile and reputation in this industry sector for further projects in photovoltaic parks business.

The following table summarizes the considerations paid and the fair value of assets acquired and liabilities assumed for each of the above acquisitions.

	Fair value of net identifiable assets acquired as at the acquisition date
In ‘000 Euro	Veltimo	Jasper	Total

Property, plant and equipment	34,020,707	6,287,259	40,307,966
Cash and cash equivalents	447,655	328,839	776,494
Trade and other receivables	3,955,598	779,068	4,734,666
Deferred tax assets	446,235	83,641	529,875
Trade and other payables	(1,212,589)	(683,944)	(1,896,533)
Income tax payables	(572,997)	(129,996)	(702,993)
Borrowings	(14,718,691)	(4,162,500)	(18,881,191)
Deferred tax liability	(3,679,031)	(359,145)	(4,038,174)

Total identifiable net assets	18,686,887	2,143,222	20,830,109
Goodwill	5,114,470	2,198,258	7,312,728

Cash considerations	23,801,357	4,341,480	28,142,837

Less: cash consideration made in 2014	(1,000,000)	-	(1,000,000)
Less: cash acquired	(447,655)	(328,839)	(776,494)

Net cash outflow arising from the acquisitions in 2013	22,353,702	4,012,641	26,366,343

The goodwill is allocated to photovoltaic parks business, which is the sole operating segment of the Group. None of the goodwill is expected to be deductible for tax purpose.

Since the acquisition of Veltimo, Veltimo contributed revenue of Euros 300,531 and loss of Euros 132,117 to the Group’s results for the period ended December 31, 2013. Since the acquisition of Jasper, Jasper contributed revenue of Euros 204,923 and loss of Euros 57,023 to the Groups results for the period ended December 31, 2013. As both Veltimo and Jasper have only commenced sales operation since February 2013 and the Company was only incorporated in May 2013, the disclosure of the pro-forma consolidated revenue and consolidated profit or loss of Veltimo and Jasper had they been consolidated since the Company’s date of incorporation on May 8, 2013 is not presented as the directors consider that it does not provide meaningful information.

NOTE 5—CASH AND CASH EQUIVALENTS

As of December 31,
In Euro	2013

Cash on hand	1,290
Cash at banks	2,673,085
Total	2,674,375

NOTE 6—TRADE AND OTHER RECEIVABLES

As of December 31
In Euro	2013

Trade receivables	4,290,937
Value added tax recoverable	729,138
Prepayment and other receivables	326,912
Total	5,346,987

Trade receivable represent amount due from Lagie SA for the sales of electricity. Credit period of one month is normally granted to the customer. All trade receivables balances have been settled.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

In Euro	Photovoltaic parks’ assets	Fixtures and equipment	Construction in progress	Total

Cost:
Balance at May 8, 2013	-	-	-	-
Acquisition of subsidiaries	40,307,966	-	-	40,307,966
Additions	-	62,474	18,220,442	18,282,916
Transfer from Construction in progress	18,220,442	-	(18,220,442)	-
Balance at December 31, 2013	58,528,408	62,474	-	58,590,882

Accumulated depreciation and impairment losses:
Balance at May 8, 2013	-	-	-	-
Depreciation for the period	(215,924)	(12,552)	-	(228,476)
Impairment losses for the period	(3,529,699)	-	-	(3,529,699)
Balance at December 31, 2013	(3,745,623)	(12,552)	-	(3,758,175)

Net book value
At December 31, 2013	54,782,785	49,922	-	54,832,707

Photovoltaic parks’ assets primarily included costs of acquiring permits and power purchase contracts with customers, construction fees of the park, costs of items installed in the park including solar panels, and other costs incurred that are directly attributable to getting the parks ready for its intended use of grid connection with customer for supply of electricity.

On August 9, 2013, the Group acquired 100% equity interest over Photovoltcia Parka Veroia I Malta Limited (“Veroia Malta”), a company incorporated in Malta, at a cash consideration of Euros 2,860,854. At the date of acquisition, Veroia Malta and its wholly-owned subsidiary, Photovoltacia Parka Veroia I A.E. (“Veroia Greece”) incorporated in Greece, did not carry out any business operation except that Veroia Greece owned a permit to construct a photovoltaic park and a power purchase contract with Lagie SA, the Group’s sole customer. This acquisition does not fall within business acquisition and has been accounted for as assets’ acquisition as certain significant inputs and process for the operation of a photovoltaic park did not exist at the date of acquisition.

Due to the excessive actual costs incurred for the construction of a Photovoltaic park as compared to other Photovoltaic parks with similar capacity and the reduction in tariff rate for the sales of electricity as pronounced by the Greek government in April 2014 (see note 20), the Group assessed the recoverable amount of that Photovoltaic park’s assets. Based on the assessment, the carrying value of such Photovoltaic park assets exceeds its recoverable amount as at December 31, 2013 and an impairment loss of Euro 3,529,699 was recognized. The recoverable amount is determined based on value-in-use calculations. These calculations use cash flow projections with the cash flows discounted using a discount rate of 10%. The discount rate used is pre-tax and reflected specific risks relating to the relevant cash-generating unit.

NOTE 8—TAXATION

(a)	Taxation in the profit or loss represents:
From May 8 to December 31,
In Euro	2013
Current tax	(6,796)
Deferred tax – origination and reversal of temporary differences	(8,965)
Tax credit	(15,761)

Pursuant to the tax law in Malta, the statutory income tax rate applicable to the Company in 2013 was 35%.

Pursuant to the tax law in Greece, the statutory income tax rate applicable to the Operating Subsidiaries in 2013 was 26%.

(b)	Reconciliation between tax expense and accounting loss at applicable tax rate:

From May 8 to December 31,
In Euro	2013

Loss before taxation	(5,931,158)
National tax on loss before tax, calculated at the rates applicable to profit or loss in the countries concerned	973,058
Tax losses for which no deferred tax assets was recognized	(657,737)
Deductible temporary differences not recognized
Non-deductible expenses	(273,756)
Others	(57,326)
Total	(15,761)

No deferred tax assets were recognized in respect of i) tax losses of the Company, Veroia Malta and Veltimo and ii) all deductible temporary differences of Veroia Greece as the directors consider that no sufficient taxable profit would be available for these entities to utilize the tax benefits for these tax losses and deductible temporary difference in the foreseeable future.

(c)	Deferred tax assets and liabilities recognized:

The components of deferred tax assets recognized in the balance sheet and the movements during the period are as follows:

In Euro	Property plant and equipment	Special levy *	Others	Total

Balance at May 8, 2013 (date of incorporation)	-	-	-	-
Acquisition of subsidiaries	30,273	457,891	41,711	529,875
Others	2,098	-	-	2,098
Credit/(Charged) to profit or loss	(9,684)	41,014	(40,295)	(8,965)

Balance at December 31, 2013	22,687	498,905	1,416	523,008

*	Special levy is deductible for tax purpose over 5 years but was expensed as incurred in the profit or loss when incurred in the consolidated statement of profit or loss and other comprehensive income.

The components of deferred tax liabilities recognized in the balance sheet and the movement during the period are as follows:

In Euro	Fair value adjustment of Veltimo	Fair value adjustment of Jasper	Total

Balance at May 8, 2013 (date of incorporation)	-	-	-
Acquisition of subsidiaries	(3,679,030)	(359,144)	(4,038,174)
Credit/(Charged) to profit or loss	-	-	-

Balance at December 31, 2013	(3,679,030)	(359,144)	(4,038,174)

NOTE 9—BORROWINGS

As of December 31,
In Euro	2013
Unsecured borrowings	64,989,000

The Group’s borrowings at December 31, 2013 represent unsecured loans from a related party (see note 16(b)), which are charged at a fixed annual interest rate of 7.5%. Pursuant to the loan contracts, the entire loans principal are wholly repayable in 2033 but would also become immediately repayable on demand by the lender at any time during the loan period. Accordingly, these borrowings were classified as current liabilities.

NOTE 10—TRADE AND OTHER PAYABLES

As of December 31,
In Euro	2013
Payables for property, plant and equipment	3,599,349
Accrued interests on borrowings	1,860,043
Other payable and accruals	1,345,617
Total	6,805,009

NOTE 11—REVENUE

From May 8 to December 31,
In Euro	2013

Sales of electricity	694,176

Revenue represents sales of electricity generated from Photovoltaic park assets owned by the Company. The Group entered into long-term power purchase contracts with Lagie SA in Greece, the sole customer of the Group, for the supply of electricity at the prevailing effective tariff rates determined by the relevant local government authority in Greece. Lagie SA is a state-controlled company in Greece.

On April 7, 2014, Law 4254/2014 (the “Law 4254/2014”) was voted and passed in Greece. Pursuant to the Law 4254/2014, the tariff for sales of electricity by Photovoltaic parks in Greece was reduced by 30%~37.5% effective from January 1, 2013. As of December 31, 2013, management considered the likelihood of a downward adjustment of the tariff for electricity sale of the Group made to the customer and concluded that it was probable such a retrospective adjustment would be imposed by the government authority upon passage of the new law. Accordingly, management has recorded the Group’s revenue for the period from May 8, 2013 (date of incorporation) to December 31, 2013 in the accompanying financial statements based on the adjusted 2013 tariff under the Law 4254/2014.

NOTE 12—FINANCE COSTS

From May 8 to December 31,
In Euro	2013

Interest expenses on borrowings	1,860,043
Other finance charges	8,255
Finance costs recognized in profit or loss	1,868,298

NOTE 13—FINANCIAL INSTRUMENTS—RISK MANAGEMENT AND FAIR VALUES

The Group’s activities in the normal course expose the Group to credit risk, liquidity risk and interest rate risk.

The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.

(a)	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers. Management monitors the exposures to these credit risks on an ongoing basis.

The Group only has one customer, which is Lagie SA. The Group has significant concentration of credit risk on trade and other receivables. Given Lagie SA is a state-controlled company, the management considered that the credit risk is at a low level and the trade receivable amounts are fully recoverable.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the consolidated statement of financial position. The Group does not provide any guarantees which would expose the Group to credit risk.

(b)	Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. Management’s approach in managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation. The Group is one of the subsidiaries of a larger group. The liquidity of the Group is primarily dependent on its ability to maintain adequate cash inflows from operations and obtain adequate finance from or through its holding companies.

As at December 31, 2013, the Group had net current liabilities and net liabilities of approximately Euros 64,482,992 and Euros 5,846,919 respectively. In addition, the Group incurred loss of Euros 5,946,919 during the period. SPI, which has become the parent company following the acquisition of 100% equity interests of the Company on December 1, 2014, has undertaken to provide financial support to the Group to the extent necessarily enabling it to meet its liabilities as and when they fall due prior to December 31, 2015.

The following table detail the remaining contractual maturities at the end of the reporting period of the Group’s financial liabilities, which are based on the contractual undiscounted cash flows (including interest payments computed using contractual rates) and the earliest date the Group can be required to pay:

As of December 31, 2013

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 year but less than 5 years	More than 5 years	Total

Trade and other payables	6,805,009	6,805,009	-	-	-	6,805,009
Borrowings	64,989,000	4,874,175	4,874,175	14,622,525	138,101,625	162,472,500
Other non-current liabilities	3,001	-	-	-	3,001	3,001
Total	71,797,010	11,679,184	4,874,175	14,622,525	138,104,626	169,280,510

The contractual undiscounted cash flows for the Borrowings were prepared based on the contractual instalments payment schedule set in the loan contracts assuming the lender would not exercise its contractual right to request immediate repayment on demand throughout the loan period.

(c)	Interest rate risk

The Group’s interest rate risk arises primarily from interest-bearing borrowings. Borrowings issued at variable rates and at fixed rates expose the Group to cash flow interest rate risk, and fair value interest rate risk respectively. The Group normally borrows long term loans which carry fixed rates in order to limit its exposure to interest rate risk.

The following table details the interest rate profile of the Group’s borrowings at the end of reporting periods.

	2013
	Effective interest rate	Carrying value
		Euro
Fixed rate instruments:
Borrowings	7.5%	64,989,000

(d)	Fair value measurement

The Group did not hold any financial assets and liabilities carried at fair value as at December 31, 2013.

The carrying amount of the Group’s financial assets and liabilities carried at cost or amortized cost are not materially different from their fair value as at December 31, 2013.

NOTE 14—SHARE CAPITAL

(a)	Movement of share capital

	2013
	Number of Ordinary A Shares	Number of Ordinary B Shares

In issue at May 8, 2013	-	-
Issued for cash	99,999	1
In issue at December 31	99,999	1

Authorized – par value Euros 1	99,999	1

During the period ended December 31, 2013, 99,999 ordinary A shares and 1 ordinary B share were issued at par value to the shareholders of the Company.

The holders of ordinary A shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All ordinary A shares rank equally with regard to the Company’s residual asset.

The holder of ordinary B share is not entitled to receive dividends and is not entitled to vote at general meetings of the Company. The holder of ordinary B share is also not entitled to any surplus assets of the Company on a winding up but shall have a prior claim over the holders of ordinary A shares for the return of the par value of the ordinary B shares.

 (b) Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern so that it can provide returns for equity holders and benefits for other stakeholders and secure access to finance at a reasonable cost.

NOTE 15—OPERATING LEASE COMMITMENT

At December 31, 2013, total future minimum lease payments under non-cancellable operating leases are payable as follows:

2013
Euro

No later than 1 year	544,073
Later than 1 year and no later than 5 years	2,193,093
Later than 5 years	7,971,121
Total	10,708,287

The Group is the lessee in respect of certain pieces of land on which the Group’s Photovoltaic parks are located. These leases are held under operating leases and do not include contingent rentals.

NOTE 16—RELATED PARTY TRANSACTIONS

The Group entered into the following material transactions with its related party during the reporting period:

(a)	Finance Expenses

From May 8 to December 31,
In Euro	2013

Immediate holding company:
Sinsin Europe Solar Asset Limited Partnership	1,860,043

The Group had the following balances with its related party at the end of the reporting period:

(b)	Borrowings

As of December 31
In Euro	2013

Immediate holding company:
Sinsin Europe Solar Asset Limited Partnership	64,989,000

(c)	Trade and other payables

As of December 31
In Euro	2013

Inmmediate holding company:
Sinsin Europe Solar Asset Limited Partnership	1,860,043

NOTE 17—IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At December 31, 2013, the director consider the immediate holding company to be Sinsin Europe Solar Asset Limited Partnership, which is incorporated in Cayman Islands, and ultimate holding company to be Xinxing Pipes, which is incorporated in the PRC. Xinxing Pipes produces financial statements in accordance with PRC accounting standards that are available for public use.

On December 1, 2014, SPI acquired all the equity interest of Sinsin Renewable Investment Limited at a total consideration of approximately US$ 126 million (equivalent to approximately Euros 104 million) and becomes the ultimate controlling party of the Company.

NOTE 18—SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The selection of critical accounting policies, the judgements and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing the financial statements. The principal accounting policies are set forth in note 3. The Group believes the following critical accounting policies involve the most significant judgements and estimates used in the preparation of the consolidated financial statements.

(a)	Acquisition accounting

Accounting for acquisitions require the Group to allocate the cost of acquisition to specific assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. In connection with the acquisition of Veltimo and Jasper (see Note 4), the Group has undertaken a process to identify all identifiable assets and liabilities acquired,. Judgements made in identifying all acquired assets, determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset’s useful lives, could materially impact the calculation of goodwill and depreciation charges in subsequent periods. Estimated fair values are based on information available near the acquisition date and on expectations and assumptions that have been deemed reasonable by management. Determining the estimated useful lives of tangible assets acquired also requires judgement.

(b) Impairment of goodwill

The Group conducts reviews for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts have been determined based on value-in-use calculations or fair value less costs to sell. These calculations require the use of judgements and estimates. Management judgement is required in the area of asset impairment particularly in assessing: (i) whether an event has occurred that may indicate that the related asset values may not be recoverable; (ii) whether the carrying value of an asset can be supported by the recoverable amount, being the higher of fair value less costs to sell and net present value of future cash flows which are estimated based upon the continued use of the asset in the business; and (iii) the appropriate key assumptions to be applied in preparing cash flow projections including whether these cash flow projections are discounted using an appropriate rate. Changing the assumptions selected by management in assessing impairment, including the discount rates or the growth rate assumptions in the cash flow projections, could materially affect the net present value used in the impairment test and as a result affect the Group’s financial condition and results of operations.

(c) Impairment of property, plant and equipment

The Group conducts impairment reviews on property, plant and equipment when events of changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is lower than the greater of its fair value less cost to sell or the value in use. In determining the value in use, management assess the present value of the estimated future cash flows expected to arise from the continuing use of the asset and from its disposal at the end of its useful life. Significant estimates and judgements are applied in determining these future cash flows and the discount rate.

(d)Useful lives of property, plant and equipment

The Group’s management determines the estimated useful lives and related depreciation charges for its property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. It could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Management will increase the depreciation charge where useful lives are less than previously estimated lives, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(e)Provision for income taxes

The Group is subject to income taxes in the Greece. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred income tax assets relating to temporary differences and tax losses are recognized when management expects it is probable that future taxable profits will be available to utilize against the temporary difference or tax losses. Where the expectations are different from the original estimates, such differences will impact the recognition of deferred income tax assets in the period in which such estimates have been changed.

NOTE 19—POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED 31 DECEMBER 2013

Up to the date of issue of these financial statements, the IASB has issued a number of amendments, new standards and interpretations which are not yet effective for the period ended December 31, 2013 and which have not been adopted in these financial statements.

Effective annual financial periods beginning on or after
Amendments to IFRS 10, IFRS 12 and IAS 27, Investment entities	January 1, 2014
Amendments to IAS 32, Financial instruments: Presentation - Offsetting financial assets and financial liabilities	January 1, 2014
Amendments to IAS 36, Recoverable amount disclosure for non-financial assets	January 1, 2014
Amendments to IAS 39, Novation of derivatives and continuation of hedge accounting	January 1, 2014
IFRIC 21, Levies	January 1, 2014
Amendments to IAS 19, Defined benefit plans: Employee contributions	July 1, 2014
Annual improvements to IFRS 2010-2012 cycle	July 1, 2014
Annual improvements to IFRS 2011-2013 cycle	July 1, 2014
Annual improvements to IFRS 2012-2014 cycle	January 1, 2016
Amendments to IFRS 11, Accounting for acquisitions of interests in joint ventures	January 1, 2016
Amendments to IAS 16 and IAS 38, Clarification of acceptable methods of depreciation and amortization	January 1, 2016
Amendments to IAS 27, Equity method in separate financial statements	January 1, 2016
Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	January 1, 2016
IFRS 15, Revenue from contracts with customers	January 1, 2017
IFRS 9, Financial Instruments	January 1, 2018

Management has made an initial assessment of what the impact of these amendments and new standards is expected to be in the period of initial application and has so far concluded that the adoption of them is unlikely to have a significant impact on the Group’s results of operations and financial position.

NOTE 20- SUBSEQUENT EVENT

In addition to those subsequent events disclosed in note 11 and note 17, the following event has taken place after December 31, 2013.

The Group’s revenue is subject to a special levy under the law of 4093/2012 pronounced in November 12, 2012 (the “Law 4093/2012”). Pursuant to the Law 4093/2012, the special levy would be charged for a period of 2 years starting from July 1, 2012. Pursuant to the Law of 4254/2014 voted and passed on April 7, 2014, the special levy under the Law 4093/2012 would no longer be charged from April 2014 onwards.